EXHIBIT 5.1

                                                              December 28, 2005

Velocity Asset Management, Inc.
48 S. Franklin Turnpike, 3rd Floor
Ramsey, NJ 07446


Gentlemen:

         We are familiar with the Registration Statement on Form SB-2, No. 333-130234 (the "Registration Statement") to which this opinion is an exhibit, to be filed by Velocity Asset Management, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the public offering by the selling stockholder of the Company of a total of 1,364,005 shares of common stock, $0.0001 par value per share ("Common Stock") consisting of: up to 926,733 shares of Common Stock issuable upon the conversion of a convertible debenture (the "Conversion Shares"), up to 200,000 shares of Common Stock issuable upon the exercise of warrants (the "Warrant Shares") and up to 177,273 shares of Common Stock issuable upon conversion of obligations underlying the convertible debenture issued to the selling stockholder (the "Additional Conversion Shares").

         In arriving at the opinion expressed below, we have examined and relied on the following documents:

         (1) the Certificate of Incorporation and By-laws of the Company, each as amended as of the date hereof;

         (2)      the Convertible Debenture;

         (3)      the Warrant; and

         (4) records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

         In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.
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         Based upon and subject to the foregoing, it is our opinion that: (i)
the Company has taken all necessary corporate action required to authorize the issuance of the Convertible Debenture and the Warrant; (ii) that upon receipt of the warrant exercise price in accordance with the terms of the Warrants, and when certificates for the same have been duly executed and countersigned and delivered, the Warrant Shares will be legally issued, fully paid and non-assessable; and (iii) that the Conversion Shares and the Additional Conversion Shares, when and if issued in accordance with Convertible Debenture and the Certificate of Incorporation and when certificates for the same have been duly executed and countersigned and delivered, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ ELLENOFF GROSSMAN & SCHOLE LLP
                                       -----------------------------------------
                                       ELLENOFF GROSSMAN & SCHOLE LLP